Ruby Tuesday, Inc. & Subsidiaries

SUBSIDIARIES/AFFILIATES

Quality Outdoor Services, Inc.	Wok Hay 2, LLC
RT Airport, Inc.	RT Distributing, LLC
RT Franchise Acquisition, LLC	RT South Florida Franchise, LP
RT Louisville Franchise, LLC	Ruby Tuesday GC Cards, Inc.
RT McGhee Tyson, LLC	RT West Palm Beach Franchise, LP
RT One Percent Holdings, Inc.	4721 RT of Pennsylvania, Inc.
Ruby Tuesday, LLC	RT of Annapolis, Inc.
RT One Percent Holdings, LLC	Ruby Tuesday of Marley Station, Inc.
RT Minneapolis Holdings, LLC	Morrison of New Jersey, Inc.
RT Omaha Holdings, LLC	Orpah,Inc.
RT Denver, Inc.	RT Arkansas Club, Inc.
RT Louisville, Inc.	RT Jonesboro Club
RT Orlando, Inc.	RT Hospitality - York, JV
RT South Florida, Inc.	Ruby Tuesday of St. Mary's, Inc.
RT Tampa, Inc	Ruby Tuesday of Allegany County, Inc.
RT West Palm Beach, Inc.	Ruby Tuesday of Columbia, Inc.
RTBD, Inc.	Ruby Tuesday of Salisbury, Inc.
RT Kentucky Restaurant Holdings, LLC	Ruby Tuesday Sunday Club, Inc.
RT New Hampshire Restaurant Holdings, LLC	Ruby Tuesday of Linthicum, Inc.
RTGC, LLC	Ruby Tuesday of Frederick, Inc.
RT Restaurant Services, LLC	RT of Cecil County, Inc.
RT Finance, Inc.	RT of Clarksville, Inc.
RT Florida Equity, LLC	RT of Riverside, Inc.
RT Southwest Franchise, LLC	Ruby Tuesday of Pocomoke City, Inc.
RT Tampa Franchise, LP	RT of Fruitland, Inc.
RT New York Franchise, LLC	RTMB Lodging Joint Venture
RT Northern California Franchise, LLC	RT Stonebridge Joint Venture
RTTA, LP	RTT Texas, Inc.
RT Michiana Franchise, LLC	RTTT, LLC
RT Orlando Franchise, LP